EXHIBIT 10.1
AGREEMENT
     THIS AGREEMENT (this “Agreement”), is made and entered into as of the 10th day of May, 2006, effective as the 1st day of May, 2006, by and between BOWATER INCORPORATED, a Delaware corporation (the “Company”), and ARNOLD M. NEMIROW (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive retired as the President and Chief Executive Officer of the Company effective as of April 30, 2006, and in accordance with the requirements of Section 4.15 of the Company’s By-Laws, resigned from the Board of Directors of the Company effective as of his retirement; and
     WHEREAS, at its meeting scheduled for May 10, 2006, the Board of Directors of the Company will re-elect the Executive as a Class II director of the Company and appoint him Chairman of the Board of Directors of the Company; and
     WHEREAS, the Executive and the Company have negotiated and agreed on the compensation and benefits to be provided to the Executive for his continued service as Chairman and for his continued consulting services for a limited period thereafter and desire to set forth their agreement in writing.
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Continued Services.
     (a) The Executive shall serve as the non-executive Chairman of the Board of Directors of the Company from May 10, 2006 through the end of the Company’s current fiscal year on December 31, 2006 (the “Board Service Period”), at which time he will resign as Chairman and as a member of the Board of Directors of the Company.
     (b) During the twenty-four (24) month period beginning January 1, 2007 and ending December 31, 2008 (the “Consulting Period”), the Executive shall function in an advisory and consulting capacity to the Company and shall assume and perform such advisory and consulting responsibilities and duties regarding major management matters and shareholder and governmental relations as may be requested by the Chief Executive Officer of the Company during normal business hours after reasonable notice from the Company.
     2. Fees and Other Benefits.
     (a) The Company shall pay the Executive $50,000 per month for his services during the Board Service Period and the Consulting Period. The monthly fees shall be in lieu of all other compensation and fees otherwise payable by the Company to its non-employee directors. The Executive’s right to receive such monthly fees shall terminate in the event the Executive’s death or disability prior to the expiration of the Consulting Period.
     (b) The Company shall promptly reimburse the Executive for reasonable business expenses incurred during the Board Service Period and the Consulting Period in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. In addition, during the Board Service Period, the Company shall reimburse the

Executive for the cost of maintaining an off-site office in the Greenville, South Carolina area and secretarial and administrative support.
     (c) The Amended and Restated Change in Control Agreement between the Company and the Executive dated as of June 9, 2000 (the “CIC Agreement”) is amended to provide that in the event the Company enters into a definitive agreement or executes a letter of intent during the Board Service Period and the transactions contemplated by such definitive agreement or letter of intent result in a “Change in Control” of the Company (as defined in the CIC Agreement), then upon the occurrence of such Change in Control (whether before or after the Board Service Period), the Executive shall be entitled to receive, in lieu of any amounts or benefits described in Section 4 of the CIC Agreement, an amount equal to three (3) times the annualized fee ($600,000) paid to him during the Board Service Period (a total of $ 1.8 million). The provisions of Section 5 of the CIC Agreement shall remain in full force and effect with respect to any amounts paid to the Executive in connection with a Change in Control of the Company, including any amounts paid to him pursuant to this Paragraph 2(c).
     3. Non-Competition. During the Board Service Period and the Consulting Period, the Executive shall not directly or indirectly engage in Competition (as defined below) with the Company; provided, that it shall not be a violation of this Paragraph 3 for the Executive to become the registered or beneficial owner of up to 5% of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder (other than as specifically provided for herein), member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization that produces newsprint, coated mechanical or specialty papers, bleached kraft pulp or lumber products in the United States or Canada.
     4. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which were obtained by the Executive during the Executive’s employment by the Company or during the term of this Agreement. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.
     5. Termination. In the event the Executive (i) engages in an act of material dishonesty, fraud, embezzlement, or breach of trust against the Company or an act which he knew to be in violation of his duties to the Company (including the unauthorized disclosure of confidential information) or (ii) materially breaches this Agreement and such breach is not remedied within 10 days after written notice thereof by the Company, the Company shall be entitled to terminate this Agreement and the consulting relationship established hereby, immediately upon the giving of written notice to the Executive of such termination specifying the grounds thereof. After the effective date of termination under this Paragraph 5, the Company shall have no further obligations under this Agreement, except to pay the amounts due the Executive hereunder as of such effective date.

     6. Release of the Company. The Executive covenants and agrees that the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, as well as each of the Company’s officers, directors, employees, subsidiaries, and agents (the Company and the Company’s officers, directors, employees, subsidiaries and agents being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of the Executive’s employment with the Company or his retirement from such employment (other than any claim arising out of the breach by the Company of the terms of this Agreement), including, without limitation, all claims asserted or that could be asserted by the Executive against the Company in any litigation arising from summonses and complaints filed in federal, state or municipal court asserting any claim arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law which the Executive now has, owns, or holds, or claims to have, own, or hold, or which the Executive had, owned, or held, or claimed to have, own or hold at any time before execution of this Agreement, against any or all of the Releasees. Notwithstanding the foregoing, the Executive specifically does not release any(i) claim that may arise from the Company’s breach of this Agreement or (ii) any claims for the payment or provision of any and all benefits or payments under any of the Company’s employee benefit plans and programs in which the Executive participated during his employment by the Company or as a retiree of the Company, including all rights under the Company’s tax-qualified 401(k), compensatory and pension plans, non-qualified benefit restoration and supplemental plans and post-retirement medical plan, insurance and similar benefits.
     7. Independent Contractor. In performing services under this Agreement, the Executive shall be acting as an independent contractor and not as an employee or agent, and the Executive shall not be considered an employee, of the Company within the meaning or the application of any federal, state or local laws or regulations, nor shall the Executive be entitled to seek compensation, exercise any right or seek any benefits accruing to regular employees of the Company. The Executive understands and agrees that the Company will not withhold from the fees payable to the Executive hereunder any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body and all of such withholdings and taxes are the Executive’s sole responsibility. The Executive shall not have any right, power or authority to create, and shall not represent to any person that he has the power to create any obligation, express or implied, on the Company’s behalf without the express prior written consent of the Company.
     8. Notices. Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or when deposited in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein).
     If to the Company, to:

Bowater Incorporated
55 East Camperdown Way
Post Office Box 1028
Greenville, South Carolina 29602-1028

Attention: General Counsel
     If to the Executive, to the most recent address on the Company’s employment records for the Executive.
     9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware without regard to the choice of law provisions thereof.
     10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties. This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and the Executive.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Arnold M. Nemirow

Arnold M. Nemirow

BOWATER INCORPORATED

By:	/s/ Togo D. West, Jr.

Name:	Togo D. West, Jr.
Title:	Chairman — Human Resources and Compensation
Committee

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